Exhibit 10.62

APOLLO GLOBAL CARRY POOL AGGREGATOR, L.P.
9 West 57th Street
New York, NY 10019
Award Letter
[ ], 20[ ]
Dear «Full_Name_from_Apollo»,
Apollo Global Management, LLC and its subsidiaries (together, “AGM”) have established Apollo Global Carry Pool Aggregator, L.P. (the “Partnership”). The purpose of the Partnership is to hold, indirectly through three intermediate pooling vehicles (the “GCP Intermediate Pooling Vehicles”), interests in certain Fund General Partners in order to derive cash or other revenues therefrom that are attributable to carried interest, incentive allocations, performance allocations or similar performance-based compensation (collectively, “Carried Interest Revenues”) received by participating fund general partners (“Fund General Partners”) from funds managed by AGM, and to distribute such amounts to the Partnership’s partners in accordance with the terms of the limited partnership agreement of the Partnership (as the same may be amended or modified from time to time, the “Partnership Agreement”).
We are pleased to award you a limited partner interest in the Partnership in recognition of the services you have provided and will provide to or on behalf of AGM and the Fund General Partners. Your interest is being awarded by the General Partner as of [ ], 20[ ]. Your rights as a limited partner of the Partnership (a “Limited Partner”), and the terms of this Award Letter, shall be governed by the terms of the Partnership Agreement, the principal economic terms of which are summarized in the accompanying Questions and Answers document. In the event of a conflict between this Award Letter (or the Questions and Answers document) and the Partnership Agreement, the terms and conditions of the Partnership Agreement shall govern. Any such determination shall be made by the general partner of the Partnership (the “General Partner”) in its sole discretion.
This Award Letter confirms the award to you of a number of points representing an economic interest in the operating profit or operating loss of the Partnership (“Points”) and certain terms in relation to the Partnership Agreement.
A.Your Point Award
You are being granted [ ] Points out of a total pool of 60,000 Points on the terms set forth in this Award Letter and the Partnership Agreement, with a Point Award Date of [ ], 20[ ]. Any Points granted to you in the future shall be evidenced by and subject to a separate Award Letter.
Your Points entitle you to a share of the Carried Interest Revenues distributed to the Partnership by the GCP Intermediate Pooling Vehicles after they have received a distribution

Exhibit 10.62

of Carried Interest Revenues from the Fund General Partners. Distributions in respect of Points may be subject to actual or potential clawback obligations.
B.Vesting and Retirement
Your Points are subject to vesting on a monthly basis over 36 months, with the first vesting date occurring on [ ], 20[ ], and your Vesting Percentage shall determine the number of Points you may be eligible to retain in the event you become a Retired Partner (as such terms are defined in Annex A hereto). Prior to becoming a Retired Partner, your Vesting Percentage does not affect the level of the distributions to which your Points entitle you.
Your Points shall be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of the date on which you become a Retired Partner (as such terms are defined in Annex A hereto). Any such reduction shall be effective as of such date or such subsequent date as may be determined by the General Partner; provided that the General Partner may, in its sole discretion, agree to a lesser reduction (or to no reduction) of your Points.
The Vesting Commencement Date applicable to your Points shall be [ ], 20[ ].

C.	Recoupment Policy
To the extent mandated by applicable law, stock exchange or accounting rule and as set forth in a written recoupment policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM, Points awarded hereunder and amounts distributed in respect of Points shall be subject to such law or policy.
D.    Miscellaneous
1.    The Partnership Agreement, this Award Letter, and related documentation and rights are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), or, if and to the extent subject to Code Section 409A, to comply therewith. Accordingly, to the maximum extent permitted, such documents shall be interpreted and be administered to be in compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, no distributions owing by reason of termination of employment or service hereunder shall be due until you would be considered to have incurred a “separation from service” from AGM and/or its Affiliates within the meaning of Code Section 409A. Any distributions that are due within the “short-term deferral period” or fall within the “separation pay exemption” within the meaning of Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to you from AGM and its Affiliates, whether pursuant to the Partnership Agreement or otherwise that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in the Partnership Agreement or related documentation,

Exhibit 10.62

to the extent that any distributions to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A on account of your being a “specified employee” within the meaning of Code Section 409A, the distributions shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) your death. In no event shall AGM or any of its Affiliates (or any agent thereof) have any liability to you or any other Person due to any failure of the Partnership or any associated documentation to satisfy the requirements of Code Section 409A.
2.    No officer, director, employee or agent of AGM or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Partnership or any associated documentation.
3.    AGM may, in its sole discretion, decide to deliver any documents related to the Partnership Agreement and any associated documentation by electronic means or to request your consent to participate in any of the foregoing by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate therein through an online or electronic system established and maintained by AGM, an Affiliate or a third party designated thereby.
4.    This Award Letter shall be governed by and construed in accordance with the governing law and dispute resolution provisions of the Partnership Agreement as if reprinted herein. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
5.    This Award Letter shall be deemed confidential information for purposes of the Partnership Agreement.
6.    Your Points will be a profits interest in recognition of the services you have provided and will provide to AGM and the Fund General Partners.
7.    By your having timely filed (by [ ]) a Section 83(b) election with respect to your limited partner interest in the Partnership, you acknowledged and agreed that, effective as of [ ], 20[ ], you are subject to this Award Letter and the Partnership Agreement, and any other agreements referred to herein or therein (collectively, the “GCP Documents”) and are bound by, and shall be treated as a party to, all of the foregoing agreements (including as the same may be amended or modified from time to time in accordance with their terms), as a Limited Partner of the Partnership.
For purposes of clarity, we note that the GCP Documents do not change the terms and conditions of your employment or service. Moreover, the GCP does not include restrictive covenants or expand upon those to which you are otherwise subject, except with regard to the confidentiality obligations that apply to the GCP.

Exhibit 10.62

By your signature below, you shall become a Limited Partner of the Partnership and agree to adhere to and be bound by a customary and standard undertaking to reimburse any Affiliate of AGM for any payment made by it that is attributable to your giveback/clawback share of any clawback payment or partner giveback payment, as evidenced by a reimbursement agreement. In furtherance of the foregoing, in consideration of the award of Points to you hereunder, you hereby irrevocably make, constitute and appoint the General Partner with full power of substitution, as your true and lawful representative and attorney-in-fact, and in your name, place and stead, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish all of the GCP Documents and any amendment thereto.
[Signature Page Follows]

As a condition to the effectiveness of your limited partner interest and your award of Points, you are required to file, not later than [ ], 20[ ], a Section 83(b) election with the IRS at the address indicated in the enclosed Section 83(b) election packet, and to contemporaneously submit a copy of such election to the attention of [ ].

Sincerely yours,

APOLLO GLOBAL CARRY POOL AGGREGATOR, L.P.

By:	Apollo Global Carry Pool GP, LLC, with Respect to Series A, its general partner its general partner

By:	APH Holdings, L.P.,
its sole member

By:	Apollo Principal Holdings GP, Ltd.,
its general partner

By:
Name:    [ ]
Title:    Vice President

Definitions
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include portfolio investments (except with respect to Bad Acts).
“Bad Act” means your:
(i)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written Apollo Code of Conduct (other than any Apollo Code of Conduct adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a Portfolio Investment or fund or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case, if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that:
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv); and
(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (I) you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then (A) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of your employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Disability” has the meaning ascribed to that term in the Apollo Global Management LLC 2007 Omnibus Equity Incentive Plan.
“Retired Partner” means any Limited Partner who ceases to be employed by AGM, or has otherwise become a retired partner in accordance with or pursuant to the Partnership Agreement.
“Vesting Percentage” means, with respect to a Retired Partner, as applied to each Point held by such Retired Partner: [ ]

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